AMENDMENT TO ADMINISTRATION AGREEMENT

         This Amendment (this "AMENDMENT") is entered into on December 2, 2004, with an effective date of January 1, 2005, by and between SEI Investments Global Funds Services ("ADMINISTRATOR") (successor to SEI Investments Mutual Funds Services) and CNI Charter Funds (the "TRUST").

         WHEREAS, Administrator (by its predecessor) and Trust entered into an Administration Agreement, dated April 1, 1999 (the "AGREEMENT");

         WHEREAS, capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Agreement; and

         WHEREAS, each of the parties to the Agreement desire to amend the Agreement to (i) reflect a new fee arrangement between the parties and (ii) to extend the term of the Agreement.

         NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, the parties hereby agree as follows:

1. AMENDMENT TO SCHEDULES TO THE AGREEMENT. All of the Schedules to the Agreement are hereby amended and restated in their respective entireties as set forth in Attachment 1 to this Amendment.

2. DUE AUTHORIZATION. Each of the parties hereto represents and warrants to the other that it possesses all requisite corporate power and authority to enter into and perform its obligations under this Amendment and that it has taken or obtained all actions or approvals necessary or appropriate in connection with its entering into and performing its obligations under this Amendment.

3. RATIFICATION OF AMENDMENT. Except as expressly amended and provided herein, all of the terms and conditions and provisions of the Agreement shall continue in full force and effect.

4. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

5. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CNI CHARTER FUNDS


-------------------------------
By:
Name:
Title:




SEI INVESTMENTS GLOBAL FUNDS SERVICES


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By:
Name:
Title:

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                                  ATTACHMENT 1

                         SCHEDULE DATED DECEMBER 2, 2004
                        (EFFECTIVE AS OF JANUARY 1, 2005)
                         TO THE ADMINISTRATION AGREEMENT
                            DATED AS OF APRIL 1, 1999
                                     BETWEEN
                                CNI CHARTER FUNDS
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:  This Agreement shall apply to the following Portfolios of the CNI
             Charter Funds, as well as any Portfolios created in the future:

                           Large Cap Value Equity Fund
                          Large Cap Growth Equity Fund
                            RCB Small Cap Value Fund
                             Technology Growth Fund
                               Corporate Bond Fund
                              Government Bond Fund
                         California Tax Exempt Bond Fund
                              High Yield Bond Fund
                             Prime Money Market Fund
                          Government Money Market Fund
                     California Tax Exempt Money Market Fund

Fees: Pursuant to Article 4, Section A, and subject to a minimum fee of $90,000 for each separate series of shares, the Trust shall pay the Administrator the following fees, calculated based upon the aggregate average daily net assets ("ASSETS") of the Trust:

             6.5 basis points on the Assets not exceeding $2.5 billion;
             4.5 basis points on the Assets exceeding $2.5 billion but not exceeding $5 billion; and
             2.5 basis points of the Assets exceeding $5 billion.

Term: This Agreement shall become effective on January 1, 2005 and shall remain in effect for an Initial Term through and until March 31, 2008, and, thereafter, for successive Renewal Terms of two (2) years each, unless and until this Agreement is terminated in accordance with the provisions of Article 10 hereof.

Misc.: Trust acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Portfolio basis against the Portfolios in the event the Trust has not implemented by the first anniversary of this Schedule an automated trade ticket process with Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations. This surcharge shall be based on SEI's fee as calculated above.

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